Exhibit 3.87

RESTATED CERTIFICATE OF INCORPORATION

OF

FDR LIMITED

First.                                                                  The name of the Corporation is FDR Limited (the “Corporation”).

Second:                                                      The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

Third:                                                              The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

Fourth:                                                        The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, each share having a par value of 1 dollar.

Fifth:                                                                   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(1)                                  The Directors shall have the power to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(2)                                  The number of Directors of the Corporation shall be determined in the manner provided in the By-Laws of the Corporation.  Election of Directors need not be by written ballot, except to the extent so provided in the By-Laws.

(3)                                  Meetings of stockholders may be held within or without the State of Delaware.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

(4)                                  No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

(5)                                  In limitation of Article Third above, the Corporation may not:

(a)                      carry on business with persons resident in the British Virgin Islands;

(b)                     own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph (f) below;

(c)                      carry on banking business in violation of Section 126 of the GCL;

(d)                     carry on business as an insurance or reinsurance company; or

(e)                      carry on business of providing the registered office for companies.

For purposes of paragraph (a) above, the Corporation shall not be treated as carrying on business with persons resident in the British Virgin Islands if:

(f)                        it makes or maintains deposits with a person carrying on business within the British Virgin Islands;

(g)                     it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

(h)                     it prepares or maintains books and records within the British Virgin Islands;

(i)                         it holds, with the British Virgin Islands, meetings of its directors or members;

(j)                         it holds or leases property for use as an office from which to communicate with members of where books and records of the Corporation are prepared or maintained;

(k)                      it holds shares, debt obligations or other securities in a company incorporated under the law of the British Virgin Islands; or

(l)                         shares, debt obligations or other securities in the Corporation are owned by any person resident in the British Virgin Islands or by any company incorporated under the law of the British Virgin Islands.

(6)                                  The directors may by resolution of directors authorize the officers of the Corporation to exercise all the powers of the Corporation to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Corporation or of any third party. Any mortgage or charge of the undertakings and property of the Corporation shall be regarded as in the usual or regular course of the business carried on by the Corporation.

(7)                                  Payment for all shares issued by the Corporation shall be made in the Currency of the United Kingdom.

(8)                                  Each share of Common Stock shall be entitled to one vote.

(9)                                  Whenever the Corporation is authorized to issue more than one class or series of capital stock, and the provisions of the Certificate of Incorporation authorizing such additional class or classes or series of stock so provide, then the designations, powers, preferences, rights, qualifications, limitations and restrictions of each such class and series of shares that the Corporation is authorized to issue, shall be fixed by resolution of directors, but the directors shall not allocate different rights as to voting, dividends, redemption or distributions on liquidation and all the aforesaid rights as to voting, dividends, redemption and distributions shall be identical in each separate class.

(10)                            Whenever the Corporation is authorized to issue more than one class or series of capital stock, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Corporation is being wound up, be varied by amendment of this Certificate of Incorporation upon recommendation by the Board of Directors, with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

(11)                            The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(12)                            Shares may be issued only as registered shares. Registered shares in the Corporation may be transferred subject to the prior approval of the Corporation as evidenced by a resolution of directors or by a resolution of members.

(13)                            The Corporation may amend its Certificate of Incorporation and By-Laws as provided in the GCL and Article Fifth (1).

Restated Certificate of Incorporation

of

FDR Limited

Signed on August 7, 2008

/s/ Jon E. Vantyghem
Jon E. Vantyghem
Secretary